Exhibit 4 (c)(vi)

Broadwater Park Denham Buckinghamshire UB9 5HR United Kingdom
19 October 2017
Switchboard +44 (0) 1895 512 000 General Fax +44 (0) 1895 512 101 www.ihg.com

STRICTLY PRIVATE & CONFIDENTIAL Mr Elie Maalouf By email

Dear Elie

On behalf of InterContinental Hotels Group PLC (“IHG” or “the Company”) I am very pleased to confirm that with effect from 1 January 2018 you will be appointed to the IHG Board as an Executive Director. A summary of the main terms and conditions of such appointment is set out below. You will continue to be employed by Six Continents Hotels Inc and all other terms and conditions relating to your employment are as stated in your Employment Agreement dated 30 November 2014.

Your appointment will commence on 1 January 2018 and is subject to election at the next Annual General Meeting (“AGM”) after your appointment and, subsequently, to re-election at each AGM thereafter.

Your appointment (including the terms thereof) as Executive Director of the Company is also subject to the provisions of the Companies Act 2006, the UK Listing, Prospectus, Disclosure and Transparency rules of the Financial Conduct Authority and the Company’s Articles of Association from time to time in force. Your appointment will continue as described above, unless terminated earlier, in accordance with the Articles of Association. Nothing in this letter shall be taken to exclude or vary the terms of the Articles of Association as they apply to you as a director of the Company.

You will be required to attend meetings of the Board from time to time during the year and the AGM.

All directors must be aware of their obligations In relation to actual or potential Conflicts of Interest, following enactment of the Companies Act 2006. A copy of these duties is provided with this letter. If any position arises which might lead to a conflict of interest it should be declared at the earliest opportunity.

InterContinental Hotels Group PLC Registered in England No 5134420 Registered Office: Broadwater Park, Denham, Buckinghamshire UB9 5HR

Subject to the provisions of and so far as may be consistent with the Companies Act 2006, the Uncertified Securities Regulations 2001, the Companies (Audit, investigations and Community Enterprise) Act 2004 and every other statute for the time being in force concerning companies and affecting the Company, you shall be indemnified by the Company out of the Company’s own funds in the form of the Company’s standard Deed of Indemnity, a copy of which will be provided in due course for your signature as part of the Director Induction Pack.

I would also like to explain your shareholding requirements as an Executive Director. We have committed to shareholders that Executive Directors will build, over a five-year period, and then maintain, a minimum IHG shareholding of two times annual base salary. You will be required to hold all shares vesting from any of the incentive plans, other than to pay tax on the awards, white the shareholding requirement remains unfulfilled.

Congratulations on this promotion Elie and I very much look forward to your contribution as a member of the Board. Please indicate your acceptance of this appointment by signing this letter and returning the signed copy to Nicolette Henfrey.

Your sincerely

/s/ Patrick Ceseau

Patrick Ceseau

Chairman

Acknowledged and agreed

Elie Maalouf

/s/ Elie Maalouf

Date: October 19, 2017

Employment Agreement

between

Six Continents Hotels Inc.

as Company

and

Elie Maalouf

as Executive

relating to

the employment of the Executive with the Company

CONTENTS

1.	Appointment	4

2.	Duties and Powers	5

3.	Mobility	5

4.	Remuneration	5

5.	Short Term Incentive Schemes	6

6.	Long Term Incentive and Share Schemes	6

7.	Expenses and Gratuities	7

8.	Professional Memberships	7

9.	Vacation	7

10.	Sickness and Incapacity	8

11.	Notification of Absence	8

12.	Retirement Benefits	9

13.	Health and Welfare Benefits	9

14.	Location / Assignment Specific Benefits	9

15.	Exclusive Service	9

16.	Inventions, Designs, Copyright and other Intellectual Property	10

17.	Confidentiality	12

18.	Non-Solicitation and Restrictive Covenants	13

19.	Notification of Restrictions	13

20.	Directorships	13

21.	Garden Leave	14

22.	Termination	15

23.	Return of Property	17

24.	Disciplinary and Grievance Procedure	18

25.	Data Protection	18

26.	Notices	18

27.	Assignment	18

28.	Third Party Rights	18

29.	Law and Jurisdiction	18

30.	Disputes	19

31.	Prior Agreements and other employment-related conditions	19

32.	Collective Agreements	19

33.	Severability and Amendments	19

34.	Miscellaneous	20

35.	Interpretation	20

	Schedule 1	23

THIS AGREEMENT is dated 30 November 2014 and made

BETWEEN:

(1)

Six Continents Hotels, Inc. (the “Company”), a Delaware corporation and a company in the InterContinental Hotels Group, with its’ principal offices at Three Ravinia Drive, Suite 100 Atlanta, GA 30346; and

(2)	Elie Maalouf (the “Executive”), of 6306 Walden Woods Court, McLean, Virginia 22101, USA

THE PARTIES AGREE THAT:

1.	Appointment

1.1

The Company employs the Executive and the Executive agrees to serve the Company and any other Group Company or Group Companies as required by the Board, in the capacity of Chief Executive Officer, Americas or in such other capacity as the Board may, from time to time, determine and as agreed with the Executive. The Executive’s reward band is 2.

1.2

This Agreement commences on 12 January 2015 and shall continue (subject to termination as provided for below) unless and until terminated by either party giving to the other not less than the following notice period in writing, expiring at any time:

a)	notice period from the Company to the Executive : 52 weeks;

b)	notice period from the Executive to the Company : 26 weeks.

1.3	The Executive warrants that

1.4.1

the Executive is not prevented from performing the Executive’s duties in accordance with the terms of this Agreement by any obligation or duty owed to any other party, whether contractual or otherwise; and

1.4.2

the Executive has all necessary licences, permissions, consents, approvals, qualifications and memberships required for the Executive to perform the Executive’s duties under this Agreement and as notified to the Company by the Executive or on his behalf and is not and has not been subject to any prohibition, censure, criticism or disciplinary sanction by any professional, regulatory or other body or authority which would prevent the Executive from performing any duties under this Agreement or undermine the confidence of the Board in the Employment by the Company.

1.4	Employment is conditional upon the following conditions, if required by the Company:

(a)	the Executive providing to the Company copies or other verification of all academic, professional or other business qualifications notified to the Company; and

(b)	the Executive providing acceptable proof of identity and authorization to work in the United States and properly completing Form I-9 (Employment Eligibility

Verification) as required under U.S. immigration regulations.

2.	Duties and Powers

2.1

The Executive shall exercise such powers, perform such duties (if any) and comply with such directions in relation to the business of the Company or any other Group Company as the Board may, from time to time, confer upon or assign or give to him.

2.2

The Executive shall, during the continuance of this Agreement (unless prevented by ill health or accident or as otherwise agreed by the Board in writing), devote the whole of the Executive’s working time and attention and abilities to the Business and shall use the Executive’s reasonable endeavours to promote and protect the general interests and welfare of the Company, the Group and any other Group Company to which the Executive may from time to time render the Executive’s services under this Agreement.

2.3

The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the Business and the Executive’s employment under this Agreement.

2.4

The Executive shall work normal business hours, which are 35 hours per week, and such additional hours as may be necessary in the performance of the Executive’s duties and powers under this Agreement. The nature of the Executive’s job is such that the Executive is largely able to prioritise tasks, determine the time and effort the Executive devotes to those tasks and when the Executive does them. No overtime will be paid with respect to any hours by the Executive outside normal business hours.

2.5

The Executive will promptly disclose to the Board full details of any wrongdoing, of which he is aware, or ought to be, by any employee or officer of any Group Company (including the Executive) where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

3.	Mobility

3.1

The Executive’s principal place of work may be in such place or places as the Company shall reasonably require. At the date hereof the Executive’s principal place of work is Three Ravinia Drive, Suite 100, Atlanta GA 30346, USA.

3.2

The Executive may be required to travel both inside and outside the United States on the business of the Company or any Group Company in the proper performance of the Executive’s duties from time to time.

4.	Remuneration

4.1

The Company shall pay to the Executive a salary at the annual rate of USD $650,000 gross. Such salary shall be payable not less frequently than every month on a date which will be no later than the last day of the month and shall be deemed to accrue from day to day. Such salary shall include any director’s fees payable to the Executive. The Company shall be entitled to procure payment of the salary for administrative reasons by another Group Company.

4.2

The salary payable to the Executive pursuant to Clause 4.1 shall be subject to review in accordance with the Company’s practice from time to time but there shall be no obligation on the Company to increase such salary.

4.3

The Company shall be entitled at any time to deduct from the Executive’s remuneration (which includes salary, salary supplement, any bonus, vacation or other pay) any sums owing to it or to any other Group Company (including but not limited to any advance of a cash float to cover business expenses, any advance of pay, and any vacation pay relating to vacation taken in excess of entitlement) by the Executive, to which deduction the Executive expressly hereby consents.

5.	Short Term Incentive Schemes

5.1

The Executive will be invited to participate in the Company’s or any Group Company (as appropriate) discretionary incentive plan or bonus plans applicable from time to time for employees in the Executive’s reward band, subject to the rules of the relevant plan(s) from time to time. Details of the current applicable plan(s) will be provided to the Executive. Awards are determined solely at the Company’s or any Group Company’s (as appropriate) discretion, to which the Executive hereby agrees.

5.2

The Company or any Group Company (as appropriate) reserves the right, in its absolute discretion, to vary the terms and/or any targets and/or level of bonus opportunity and/or bonus payable, under any incentive plan from time to time in operation or to suspend (for a fixed or indefinite period) or withdraw any such plan without providing any replacement.

5.3

The Executive acknowledges that during the course of the Employment and on its termination the Executive has no right to receive a bonus and that the Company is under no obligation to operate a bonus plan and that the Executive will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of the Executive’s having received one or more bonus payment(s) or the Company or any Group Company (as appropriate) having operated one or more bonus plan during the course of the Employment.

5.4	Any bonus paid is not pensionable and is subject to deductions for tax and social security contributions, or any other deductions which may be required by law.

6.	Long Term Incentive and Share Schemes

6.1

The Executive will be invited to participate in such share option or other share ownership plans as the Company or the Group may operate from time to time and which are applicable to employees in the Executive’s reward band, subject to the rules of the relevant plan(s) from time to time. Details of any current applicable plan(s) will be provided to the Executive. Awards are determined in accordance with the rules of the applicable plan solely at the Company’s or relevant Group Company’s discretion, to which the Executive agrees.

6.2

The Company or relevant Group Company reserves the right, in its absolute discretion, to vary the terms of any such plan or to suspend (for a fixed or indefinite period) or withdraw any such plan without providing any replacement.

6.3

The Executive acknowledges that during the course of the Employment and on its termination the Executive has no right to receive an award of shares or grant of share options and that the Company or any Group Company is under no obligation to operate such plans and that the Executive will not acquire such a right, nor shall the Company or any Group Company come under such an obligation, merely by virtue of the Executive’s having received one or more award of shares or grant of share options or the Company or any Group Company having operated one or more such plans during the course of the Employment.

6.4	Any payment made under this clause is not pensionable and is subject to deductions for tax and social security contributions, or any other deductions which may be required by law.

7.	Expenses and Gratuities

7.1

In accordance with Group policy the Company shall pay or refund to the Executive all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by the Executive in the proper performance of the Executive’s duties subject to production by the Executive of such evidence of such expenses as the Company may require. If the Executive is provided with a company credit card or charge card, the Executive shall use it only for such expenses as the Executive is entitled under this sub-clause to have reimbursed by the Company.

7.2	The Executive shall at all times comply with Group policies in force from time to time regarding acceptance of gifts, gratuities and/or benefits.

8.	Professional Memberships

8.1

In accordance with and subject to Company policy, and upon prior approval, the Company shall pay for up to two memberships with recognised professional bodies where membership of such professional body is directly related to and required in relation to the Executive’s job from time to time or the Executive’s normal professional skill.

8.2

Where required, whether by the Company, law, any regulatory organisation or otherwise the Executive should at all times during the Executive’s employment with the Company maintain the Executive’s membership of such professional, trade or other bodies necessary for the proper performance of the Executive’s duties.

9.	Vacation

9.1	The Company’s vacation year is 1 January to 31 December (the “Vacation Year”).

9.2

In addition to public holidays, the Executive shall be entitled to paid vacation in each Vacation Year in accordance with the stated policy for the Executive’s reward band in the principal place of work, to be taken at times to be agreed with the Company in advance. Subject to Clause 9.3, no payment will be made for vacation days not taken in the Vacation Year in which they arise although the Executive may carry forward any unused vacation days from one Vacation Year to the next, subject to a maximum of 5 days to be earned forward into the following Vacation Year.

9.3

Upon termination of this Agreement the Executive shall be entitled to payment in lieu of any untaken outstanding vacation entitlement in the Vacation Year during which the Executive’s employment terminates, which entitlement shall accrue on a pro-rata monthly basis.

9.4	Upon termination of the Executive’s employment under this Agreement, the Company shall be entitled to deduct from any sum owed by the Company to the Executive a sum representing overpayment of salary with respect to vacation days which the Executive has taken in excess of the Executive’s accrued vacation entitlement calculated on a pro-rata monthly basis as at the date of the termination of the Executive’s employment and the Executive hereby authorises the Company to make such deduction.

9.5

The Company shall be entitled to require the Executive to take all or any part of any accrued untaken vacation entitlement during the period of notice to terminate the Executive’s employment (including, for the avoidance of doubt, during any period of garden leave pursuant to Clause 21). If the Company exercises this right, the Executive must obtain agreement prior to the actual days to be taken as holiday.

10.	Sickness and Incapacity

10.1

When the Executive is absent from work and unable to perform the Executive’s duties under this Agreement satisfactorily by reason of any injury, illness, incapacity or other reason satisfactory to the Company and subject to compliance with Clause 11, the Executive shall be entitled to receive the Executive’s full salary and other contractual benefits only for up to the first 26 weeks of any such absence.

10.2

Any salary payable pursuant to this clause shall be inclusive of the amount of any benefit or statutory sick pay to which the Executive may be entitled during the period of such inability under any local law for the time being in force.

10.3

Subject to applicable laws and regulations, the Executive shall submit to a medical examination by a doctor appointed by the Company at the request of the Chief Executive, at the expense of the Company, at any time during the continuance of this Agreement, whether or not the Executive is absent by reason of sickness, injury or other incapacity. The Executive consents to the Company obtaining a copy of the Executive’s medical records from the Executive’s medical practitioner in circumstances where the Company deems such a step to be required and in all cases, subject to applicable laws. If applicable, the Executive further agrees that the Executive shall authorise the medical practitioner and the Company to discuss further any matters arising from such medical report, diagnosis or prognosis to the extent relevant to the Executive’s employment or the performance of the Executive’s duties.

10.4

If the Executive is absent from work by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party other than the Company or any Group Company, the Executive shall promptly inform the Executive’s line manager of that fact and the Company in its discretion may require the Executive to take all reasonable steps to recover from such third party or its insurers compensation including repayment of all sums paid to the Executive by the Company under this clause in respect of such absence (which shall be deemed to be paid by way of interest free loan by the Company, subject to any limit imposed under relevant legislation). Any such sums (which are paid to the Executive by the Company on that basis) shall in turn be repaid by the Executive when and to the extent that the Executive recovers compensation for loss of earnings from that third party or its insurers by legal action or otherwise less any reasonable costs incurred in recovering any such compensation.

11.	Notification of Absence

11.1	If the Executive is unable to come to work for any reason and the Executive’s absence has not previously been authorised by the Company, the Executive must notify the

Company as soon as practicable and in accordance with the stated policy for the Executive’s reward band in the principal place of work.

12.	Retirement Benefits

12.1

The Company or relevant Group Company operates various pension plans. The Executive may be eligible to participate in the Company’s or relevant Group Company’s 401k pension plan and deferred compensation plan, as determined by the Executive’s start date with the Company and the Executive’s reward band (“the Plans”), at the applicable level and subject to the terms of the rules governing the Plans from time to time, including, without limitation, any powers to amend or terminate the Plans. The Executive’s participation in the Plans shall be in substitution for and shall operate to the exclusion of, any agreement or representation, whether written or oral, in relation to pension entitlement made with or to the Executive by any person on behalf of the Company or any Group Company at any time.

13.	Health and Welfare Benefits

13.1

The Executive, the Executive’s spouse and any dependent unmarried children under age 21, or older as required by applicable local legislation, as the case may be, will to the extent eligible (as determined by the Executive’s reward band and any applicable plan rules) participate in and receive benefits under the healthcare plan and life insurance plan made available by the Company or relevant Group Company (and any other plans which the Company or relevant Group Company may provide from time to time) subject to the rules or insurance policies constituting such plans from time to time.

13.2

A copy of the relevant healthcare and life insurance plans shall be provided to the Executive and the Executive is required to comply with their rules from time to time. The Company or relevant Group Company reserves the right, in its absolute discretion, to vary the plans or to suspend (for a fixed or indefinite period) or withdraw the plans without providing any replacement.

13.3

In the event that the Executive claims under any insurance scheme referred to in sub-Clause 13.1 and such claim is rejected by the insurer, the Company or any Group Company shall not be obliged to issue proceedings in relation to such claim

14.	Location / Assignment Specific Benefits

14.1	In the event that any special terms apply to the Executive, these are as set out in the Executive’s offer letter dated 28 November 2014.

15.	Exclusive Service

15.1	The Executive will devote the whole of the Executive’s working time, attention and skill to the Employment.

15.2

At the request of the Company, the Executive will disclose promptly in writing to the Company all the Executive’s interests (for example, shareholdings or directorships) in any business whether or not of a commercial or business nature except the Executive’s interests in any Group Company.

15.3

Without prejudice to Clause 15.1 above, and subject to Clause 15.4 below, during the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the written consent of the Board) nor, without the consent of the Company, be or make preparations to be engaged or interested either directly or indirectly in any business or occupation (including any charitable work) other than the business of the Company or its Group Companies.

15.4

The Executive may not without written consent of the Board hold or be interested in investments which amount to more than five percent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market.

16.	Intellectual Property

16.1	The Executive acknowledges that:

(i)     the Executive may make inventions in the course of the Employment, whether in the Executive’s normal or other specifically assigned duties; and

(ii)     the Executive has a special obligation to further the interests of the Group as a whole and of each Group Company.

16.2

If the Executive makes or is involved in making an invention during the Employment, the Executive will promptly inform the Company. The Executive will give the Company sufficient details of any invention to allow the Company to assess the invention and to decide whether the invention belongs to the Company. Any invention, discovery or process made or discovered by the Executive during his employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company (“Inventions”) will belong to and be the absolute property of the Company or such other person, firm, company or organisation as the Company may require. The Company will treat any invention which is notified to it under this Clause 16, but which does not belong to the Company, as confidential.

16.3

If an invention belongs to the Company, the Executive will act as a trustee for the Company in relation to that Invention and will, at the request and expense of the Company, do everything necessary to:

(i)	vest all right, title and interest in the Invention in the Company or its nominee;

(ii)	secure full patent or other appropriate protection for the Invention anywhere in the world; and

(iii)	defend the Company’s or its nominee’s rights in the Invention and assist with enforcement anywhere in the world.

16.4	If the Executive creates or is involved in creating any Work during the Employment, the Executive will promptly give the Company full details of it.

“Work” means any idea; method; discovery; computer programme; semiconductor chip layout; database; drawing; literary work; product, packaging or other design; trade or service mark; logo; domain name or other work (whether registrable or not and whether a copyright work or not and whether hardware, software, processes or systems) which is not an invention and which the Executive creates or is involved in creating:

(i)	in connection with the Executive’s Employment; or

(ii)	relating to or capable of being used in those aspects of the businesses of the Group Companies in which the Executive is involved from time to time.

16.5	The Executive will at the request and expense of the Company, do everything necessary to:

(i)

assign to the Company or its nominee to the extent allowed by law, or will assign, all the Executive’s right, title and interest in any current or future Work (whether now existing or brought into being in the future);

(ii)	act as a trustee for the Company or its nominee in relation to all such Works; and

(a)	vest all right, title and interest in any Work in the Company or its nominee;

(b)	secure full registered or unregistered protection for any Work anywhere in the world; and

(c)	defend the Company’s or its nominee’s rights in any Work and assist with enforcement anywhere in the world.

16.6

If the Executive generates any Information or is involved in generating any Information during the Employment the Executive will promptly give to the Company full details of it and the Executive acknowledges that such Information belongs to the Company.

“Information” means any idea, method or information, which is not an invention or Work, generated by the Executive either:

(i)	in the course of the Executive’s Employment; or

(ii)	outside the course of the Executive’s Employment but relating to the business, finance or affairs of any Group Company.

16.7

If the Executive becomes aware of any infringement or suspected infringement of any intellectual property right in any Invention, Work or Information the Executive will promptly notify the Company in writing.

16.8

The Executive will not copy, disclose or make use of any Invention, Work or Information without the Company’s prior written consent except to comply with this Clause 16 or as necessary for the proper performance of the Executive’s duties.

16.9

Rights and obligations under this Clause 16 will continue after the termination of this agreement in respect of all Inventions, Works and Information made or obtained during the Employment and will be binding on the personal representatives of the Executive.

16.10	The Executive agrees that the Executive will not by the Executive’s acts or omissions do anything which would or might prejudice the rights of any Group Company under this Clause 16.

16.11	Except as necessary in the performance of the Executive’s duties, the Executive will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of the Executive’s own computer files into any computer used by any Group Company.

16.12

By entering into this agreement the Executive irrevocably appoints the Company to act on the Executive’s behalf to execute any document and do anything in the Executive’s name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this Clause 16 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this Clause 16.12, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.

17.	Confidentiality

17.1

As Confidential Information will from time to time become known to the Executive, the Company considers and the Executive acknowledges that the following restraints are necessary for the reasonable protection by the Company of its business or the business of the Group, the customers and trade connections thereof or their respective affairs.

17.2

The Executive shall not at any time, either during the continuance of or after the termination of the Executive’s employment with the Company, use, disclose or communicate to any person whatsoever any Confidential Information or any Trade Secrets of which the Executive has or may have become possessed during the Executive’s employment with the Company or supply the names or addresses of any clients, customers, suppliers or agents of the Company or any Group Company to any person except in the proper course of the Business or as authorised in writing by the Board or as ordered by a Court of competent jurisdiction or as required to be disclosed by any law, regulation, governmental or other official body.

17.3

The Executive shall not at any time either during the continuance of or after the termination of the Executive’s employment with the Company make, other than for the benefit of the Company or any Group Company, any notes or memoranda relating to any matter within the scope of the Business or concerning any of the dealings or affairs of the Company or any Group Company.

17.4

The Executive shall use the Executive’s best endeavours during the continuance of the Employment to prevent the publication, disclosure or misuse of any Confidential Information and shall not remove, nor authorise others to remove, from the premises of the Company or of any Group Company any Confidential Information except to the extent strictly necessary for the proper performance of the Executive’s or the other person’s duties to the Company or any Group Company.

17.5

The Executive shall promptly disclose to the Company full details of any knowledge or suspicion the Executive has (whether during or after the Employment) of any actual, threatened or pending publication, disclosure or misuse by any person (including the Executive) of any Confidential Information and shall provide all reasonable assistance and co-operation (at the Company’s expense) as the Company may request in connection with any action or proceedings it or any Group Company may take or contemplate in respect of any such publication, disclosure or misuse.

17.6	This Clause 17 is without prejudice to the Executive’s equitable duty of confidence.

17.7	Nothing in this Agreement shall preclude the Executive from raising any concerns which should be made in accordance with the Company’s Disclosure Procedure.

18.	Non-Solicitation and Restrictive Covenants

18.1	The provisions of Schedule 1 shall take effect as though part of this Agreement.

19.	Notification of Restrictions

19.1

The Executive agrees that, in the event of the Executive receiving from any person an offer of employment (whether oral or in writing and whether accepted or not) either during the continuance of this Agreement or during the continuance in force of all or any of the restrictions set out in Clause 17 and Schedule 1 of this Agreement, without prejudice to the Executive’s obligations in relation to confidentiality, the Executive will provide to the person making the offer details of the substance of the restrictions contained in Clause 17 and Schedule 1.

20.	Directorships

20.1

The Executive shall accept appointment as a director of the Company and of any such Group Company or other company as the Company may reasonably require in connection with the Executive’s appointment under this Agreement and the Executive shall resign without claim for compensation from office as a director of any such company at any time on request by the Company, which resignation shall not affect the continuance in any way of this Agreement. The Executive shall immediately account to the Company for any director’s fees or other emoluments, remuneration or payments either receivable or received by the Executive by virtue of the Executive’s holding office as such director (or waive any right to the same if so required by the Company).

20.2

Upon the termination of the Executive’s employment with the Company however arising and for whatsoever reason the Executive shall, upon the request of the Board, resign without claim for compensation (but without prejudice to any claim the Executive may have for damages for breach of this Agreement) from:

(a)	office as a director of the Company or of any Group Company or of any other company in which the Executive holds a directorship at the Company’s request; and

(b)	all offices held by the Executive in any or all of such companies; and

(c)

all trusteeships held by the Executive of any pension plan or other trusts established by the Company, any Group Company or any other company with whom the Executive has had dealings as a consequence of the Executive’s employment by the Company.

20.3

Should the Executive fail to resign from office as a director or from any other office or trusteeship in accordance with Clauses 20.1 or 20.2, either during the Executive’s employment, when so requested by the Company, or on its termination, the Company is hereby irrevocably authorised to appoint a person in the Executive’s name and on the Executive’s behalf to execute any documents and to do all things required to give effect to the resignation.

20.4

Save with the prior agreement in writing of the Company, the Executive shall not, during the continuance of this Agreement, resign from any office as a director of the Company, any Group Company or of any other company in which the Executive holds a directorship at the Company’s request or do anything that would cause the Executive to be disqualified from continuing to act as a director.

21.	Garden Leave

21.1

Neither the Company nor any Group Company is under any obligation to provide the Executive with any work. At any time after notice to terminate the Employment is given by either party, or if the Executive resigns without giving due notice and the Company does not accept the Executive’s resignation, the Company may, at its absolute discretion, require the Executive to take a period of absence called garden leave (the “Garden Leave Period”). The provisions of this clause shall apply to any Garden Leave Period.

21.2

The Company may require that the Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature, during the Garden Leave Period. Further, if so requested by the Company, the Executive will not:

21.2.1	enter or attend the premises of the Company or any other Group Company; or

21.2.2

contact or have any communication with any hotel owner, guest, customer, client of the Company or any other Group Company or other third party with whom the Company or other Group Company has business relations, in each case in relation to the business of the Company or any other Group Company (other than purely social contact); or

21.2.3

contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or

21.2.4	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.

21.3	The Company may require the Executive:

21.3.1	to comply with the provisions of Clause 23; and

21.3.2

to immediately resign from any directorship, trusteeships or other offices which the Executive holds in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of the Employment, unless the Executive is required to perform duties to which any such directorship, trusteeship or other office relates in which case the Executive may retain such directorships, trusteeships or other offices while those duties are ongoing.

21.4

The Executive hereby irrevocably appoints the Company to be the Executive’s attorney to execute any instrument and do anything in the Executive’s name and on behalf of the Executive to effect the Executive’s resignation if the Executive fails to do so in accordance with this Clause 21.3.2.

21.5

During the Garden Leave Period, the Executive will be entitled to receive the Executive’s salary and all contractual benefits in accordance with the terms of this agreement. Any unused vacation accrued at the commencement of the Garden Leave Period and any vacation accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period.

21.6

At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Executive salary in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make). In any event, the Company’s payment in lieu of the unexpired period of notice, as well as payment of any base salary attributable to the Garden Leave Period, will be completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following the commencement of the Garden Leave Period.

21.7	During the Garden Leave Period:

21.6.1

the Executive shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of the Executive’s responsibilities to any individual or individuals appointed by the Company or any Group Company to take over the Executive’s role or responsibilities;

21.6.2

the Executive shall be available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that the Executive may be unavailable for a period); and

21.6.3	the Company may appoint another person to carry out the Executive’s duties in substitution for the Executive.

21.8

All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this Clause 21. The Executive agrees that the exercise by the Company of its rights pursuant to this Clause 21 shall not entitle the Executive to claim that the Executive has been constructively dismissed.

22.	Termination

22.1	This Agreement and the Executive’s employment with the Company hereunder may be terminated immediately by the Company without prior notice if the Executive at any time:

(a)	commits any act of gross misconduct or gross incompetence or other repudiatory breach of contract; or

(b)

without reasonable excuse and with prior written warning, repeats or continues any gross misconduct or neglect in the discharge of the Executive’s duties or other breach of contract (not falling within 22.1(a) above); or

(c)	has been adjudicated a bankrupt by a bankruptcy court; or

(d)

is convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect the Executive’s position as an employee of the Company (bearing in mind the nature of the duties in which the Executive is engaged and the capacity in which the Executive is employed); or

(e)	by the Executive’s actions or omissions, brings the name or reputation of the Company or any Group Company into serious disrepute or prejudices the interests of the business of the Company or any other Group Company.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

22.2

In the event of termination pursuant to Clause 22.1, the Company shall not be obliged to make any further payment to the Executive beyond the amount of any remuneration and payment in lieu of outstanding untaken vacation entitlement actually accrued up to and including the date of such termination and the Company shall be entitled to deduct from such remuneration any sums owing to it or to any other Group Company (including but not limited to any advance of a cash float to cover business expenses, any advance of pay, or any vacation pay relating to vacation taken in excess of accrued entitlement) by the Executive to which deduction the Executive expressly hereby consents.

22.3

In the event of the termination of the Employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees that the Executive will not at any time after such termination represent the Executive as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

22.4

In the event that the Executive is incapacitated by ill health, accident or any other cause from performing the Executive’s duties under this Agreement for a period of 26 weeks or more (whether consecutive or not) in any continuous period of 2 years, then the Company may terminate this Agreement by giving to the Executive six months notice, in writing expiring at any time (whether or not the Executive remains incapacitated from performing the Executive’s duties under this Agreement) provided always that the Executive shall receive all benefits lawfully due to the Executive under this Agreement calculated up to the date of termination of employment.

22.5

As an alternative to serving notice pursuant to Clause 1.2 or 22.4 and without prejudice to the provisions of Clauses 22.1 and 22.2, the Company may, in its absolute discretion, terminate this Agreement without prior notice and make a payment in lieu of the notice to which the Executive would have been entitled during the period of notice of termination equal to the basic salary to which the Executive would have been entitled during the period of notice on the basis that the Executive’s basic salary would have been at the rate applying at the date of termination (less deductions for income tax and any other deductions the Company is required by law to make). Where the Company uses such discretion, this Agreement will terminate upon payment to the Executive of such sum. Any payment by the Company in lieu of notice will be made as soon as practicable and, in any event, completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following the Company’s decision to make such payment.

22.6

Once notice has been given, either by the Company or the Executive, the Company may, in its absolute discretion, at any time during such notice terminate this Agreement without prior notice and make a payment in lieu of such unexpired period of notice equal to the basic salary to which the Executive would have been entitled during the unexpired period of notice on the basis that the Executive’s basic salary would have been at the rate applying at the date of termination (less deductions for income tax and any other deductions the Company is required by law to make) and the Agreement will terminate immediately thereafter. Any payment by the Company in lieu of any unexpired period of notice will be made as soon as practicable and, in any event, completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following the Company’s exercise of its discretion to make such payment in lieu of the unexpired period of notice.

22.7	The Company may, in its absolute discretion, for any period at any time and/or once notice of termination of employment has been given:

(a)	exclude the Executive from any premises of the Company and/or of any Group Company; and/or

(b)	require the Executive to carry out specified duties (consistent with the Executive’s skills, role and experience) or not to perform all or any of the Executive’s duties; and/or

(c)

require the Executive to resign any directorship or other office of the Company and/or any Group Company which the Executive may hold without claim for compensation for loss of a directorship or other office; and/or

(d)	require the Executive to absent the Executive from any meeting of directors or managers of the Company or any Group Company at which Confidential Information may be disclosed or discussed;

and the Executive agrees that such action by the Company shall not constitute a breach of this Agreement provided that throughout the period of any such action the Executive continues to receive his salary and contractual benefits (unless and until this Agreement shall be terminated).

22.8

As a condition to making the payments and providing the benefits stated in Clause 21.5, or in Clauses 22.5 or 22.6, the Company may require the Executive to execute and deliver a general release in which he (i) releases all claims that he may have in respect of his employment against any Group Company and any of their respective past or present officers, directors or employees other than his rights under Clauses 21.5, 22.5 and 22.6 of this Agreement or another agreement into which he and the Company subsequently enter and (ii) covenants that he has not filed and will not file any civil action, suit, arbitration, administrative charge, or legal proceeding against any of the released parties in respect of the released claims.

23	Return of Property

23.1

Immediately on request and in any event upon the termination of the Executive’s employment with the Company for whatsoever cause, the Executive shall immediately deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in the Executive’s possession, custody or under the Executive’s control, including, without limitation and where relevant, laptop, mobile telephone, electronic organiser, wireless devices, minutes, memoranda, correspondence, notes, records, reports, sketches, plans or other documents or writing (which shall include information recorded or stored in writing or on magnetic tape or disk or otherwise recorded or stored for reproduction whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) and any copies thereof, whether or not the property was originally supplied to the Executive by the Company or any other Group Company.

23.2	If so requested, the Executive shall provide to the Company a signed statement confirming that the Executive has fully complied with Clause 23.1.

24	Disciplinary and Grievance Procedure

24.1

The Executive’s employment is subject to the disciplinary and grievance rules and procedures of the Company from time to time. The Company’s disciplinary and grievance procedures do not form part of the Executive’s contractual terms and conditions of employment.

25.	Data Protection

25.1

The Executive consents to the Company and any other Group Company holding and processing, both electronically and manually, the data it collects in relation to the Executive, in the course of the Executive’s employment, for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company or any other agent of such data outside, to and in, the European Economic Area, and in particular outside the United States and to and in any other country in which the Company or any other Group Company has offices.

26.	Notices

26.1

Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of the Executive to the Executive at the Executive’s last known place of residence or given personally and any notice given by post shall be deemed to have been served at the expiration of 48 hours after the same was posted.

27.	Assignment

27.1

The benefit of each agreement and obligation of the Executive under this Agreement may be assigned to and enforced by all successors or assigns for the time being carrying on the Business and such agreements and obligations shall operate and remain binding notwithstanding the termination of the employment of the Executive.

28.	Third Party Rights

28.1	This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than the parties hereto and their permitted successors and assigns.

29.	Law and Jurisdiction

29.1	Georgia law

This Agreement shall be governed by, and construed in accordance with, the law of the state of Georgia, USA.

29.2	Jurisdiction

The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Fulton County, Georgia over proceedings arising out of or in connection with this Agreement. Both the Executive and the Company (i)

acknowledge that the forum stated in this Clause 29.2 has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Clause 29.2 in the forum stated in this Clause 29.2, (iii) agree not to commence any such action or proceeding in any forum other than as stated in this Clause 29.2 and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Clause 29.2.

30.	Disputes

30.1

Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any proceedings arising out of or in connection with this Agreement.

31.	Prior Agreements and other employment-related conditions

31.1

Without prejudice to the terms of the offer letter dated 28 November 2014 from Richard Solomons, Chief Executive Officer to the Executive setting out the principal terms of the Executive’s Employment, such terms being incorporated by reference herein, this Agreement shall be in substitution for any other subsisting offer letter, agreement, service agreement or contract of employment (oral or otherwise) made between the Company and the Executive or between any other Group Company and the Executive and where any inconsistency exists between this Agreement and any other document, the terms of this Agreement shall prevail.

31.2

The Executive’s employment is subject to the Company’s non-contractual rules, policies and procedures which apply for the Executive’s location. If there is any conflict between the non-contractual rules, policies and procedures from time to time and the Executive’s contractual terms and conditions, the contractual terms and conditions shall prevail.

31.3	The Executive warrants and agrees that the Executive is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement

32.	Collective Agreements

32.1	There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Executive’s employment.

33.	Severability and Amendments

33.1

If any provision of this Agreement or of a clause hereof, or of any part of Schedule 1 is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, but would be valid if part of their wording were deleted, such clause shall be severable and enforceable and will apply with such deletion as may be necessary to make it valid or effective. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

33.2	This Agreement may only be modified by the written agreement of the parties.

34.	Miscellaneous

34.1	The Company may withhold from any amounts payable under this Agreement any applicable withholding in respect of federal, state, local or Non-US taxes.

34.2

To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended, any such reimbursements or in-kind benefits are intended to be paid to the Executive in a manner consistent with Treas.Reg. section 1.409A-3(i)(1)(iv). Further, if any payment made as a direct result of this Agreement is deemed to constitute “deferred compensation” under section 409A and is payable upon “separation from service” (as defined in section 409A), it is intended that such payment(s) will be delayed for six (6) months if the Executive is a “specified employee” (as defined in section 409A) at the time of “separation from service”. The payment of salary in lieu of notice under Clause 22 of this Agreement, or during any Garden Leave Period under Clause 21 of this Agreement, is intended to be made within the short-term deferral period exemption under section 409A. Any payments that result from any plan or arrangement that is separately subject to the terms of section 409A will be made in accordance with the applicable terms of such plan or arrangement, except to the extent explicitly modified by this Agreement.

35.	Interpretation

35.1	In this Agreement:

“Affiliate” means, in respect of any company, a company which is its subsidiary, subsidiary undertaking or holding company, or a company which is a subsidiary or subsidiary undertaking of that holding company.

“the Board” means the Board of Directors of IHG (or as the context may require) the Directors present at a duly convened meeting of the Directors at which a quorum is present and acting throughout or a duly authorised committee of the Board or any person designated by the Board for the purpose or for general employment matters.

“the Business” means (taken together) the business of IHG and the business of any other Group Company with which the Executive is required by the Board under Clause 2 to be concerned.

“Confidential Information” means confidential information (which may include commercially sensitive information) relating to the business of the Company or any Group Company or any of their respective customers or their affairs and which includes but is not limited to Trade Secrets, ideas, inventions, business methods, business practices and processes, finances, prices, costs, financial marketing/development/ manpower plans, strategy documents or intentions, products/product specifications, confidential emails/letters/memos, marketing and promotion of products, packages or offers, names and addresses and other details of suppliers, customers, agents of the Company or any Group Company, computer systems and software, information relating to employees, know-how or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company or any Group Company or their respective customers.

“Employment” means the employment governed by this Agreement;

“Group” means the Company and any Affiliate of the Company and “Group Company” shall be construed accordingly.

“IHG” means InterContinental Hotels Group PLC.

“month” means a calendar month.

“Trade Secrets” means trade secrets and information of such a highly confidential nature as to require the same treatment as trade secrets, of IHG or any Group Company or any supplier, customer, or agent of the Company or any Group Company.

35.2	In this Agreement, where the context admits:

(a)

references to any statute or statutory provisions include a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(b)

references to a “person” include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(c)

any reference to “writing” shall include typewriting, printing, lithography, photography, telex, facsimile and the printed out version of a communication by electronic mail and other modes of representing or reproducing words in a legible form;

(d)	words denoting the singular shall include the plural and vice versa;

(e)	the employment of the Executive are references to the employment by the Company whether or not during the continuance of this Agreement; and

(f)	the masculine gender shall be deemed to include the feminine gender.

35.3	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

IN WITNESS whereof, this Agreement has been entered into the day and year first above written.

SIGNED by	)
for and on behalf of	)
the Company	)
Signature:	/s/ Lori Gaytan
Name:	Lori Gaytan
Address:	3 Ravina Drive, Atlanta, GA30346
Occupation:	SVP, Americas Human Resources

SIGNED	)	WITNESS:
and DELIVERED by the Executive	)	/s/ Kathleen T. Maalouf
Signature:	/s/ Elie W. Maalouf
Name:	Elie W. Maalouf	Kathleen T. Maalouf
Address:	6306 Walden Woods Ct. Mclean, VA 22101	6306 Walden Woods Ct. Mclean, VA 22101

SCHEDULE 1

1.1	In this Schedule 1 the expressions below have the meaning ascribed to them respectively below:

“Competing Enterprise” shall mean (a) any person, corporation, partnership, venture or other entity (“entity”) which engages either (i) in the business of managing, franchising, running, leasing, owning or joint venturing at least 50 hotels, or (ii) in the business of any online booking agency in respect of hotel rooms (“hotel booking”) and in the case of (i) and (ii) the entity’s shares are publicly traded and such entity has a market capitalisation of not less than one billion pounds sterling (for these purposes “market capitalisation” shall be the aggregate market value of the ordinary shares of the entity) and (b) any Competitor;

“Competitor” shall mean any of the following companies and/or any of their holding companies or subsidiaries from time to time:

(i)	Accor SA

(ii)	Hilton Worldwide

(iii)	Starwood Hotels & Resorts Worldwide, Inc.

(iv)	Marriott International, Inc.

(v)	Global Hyatt Corporation

(vi)	Choice Hotels International, Inc.

(vii)	Wyndham Worldwide Corporation

(viii)	Four Seasons Holdings, Inc.

(ix)	Shangri-La International Hotel Management, Ltd.

“Garden Leave Period” has the meaning given in Clause 21 of the Agreement above;

“Key Person” shall mean any person who was a band 4 level or above employee of the Company or any other Group Company (including for this purpose any General Manager of any hotel owned or managed by the Company or any other Group Company) and with whom the Executive had material contact or dealings in performing the duties of the Employment at any time during the period of 12 months ending on the Termination Date;

“Prohibited Area” shall mean all territories in North America, South America and the Caribbean in which the Company or any Group Company carries out business.

“Relevant Period” shall mean the period of six months beginning with the Termination Date but reduced by one day for each day of a Garden Leave Period;

“Restricted Activities” shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any or all aspects of hotel ownership, hotel management, hotel franchising, hotel running, hotel leasing, hotel joint-venturing or hotel booking (as defined above);

“Termination Date” shall mean the date on which the Employment terminates.

1.2	The Executive agrees that during the Relevant Period the Executive will not without the prior written consent of the Company:

(i)

become associated with or engage in any Restricted Activities within the Prohibited Area in respect of any Competing Enterprise, whether as officer, director, employee, principal, partner, agent, executive, independent contractor or shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company) in competition with any business of the Company or any other Group Company being earned on by the Company or any other Group Company at the Termination Date but excluding (a) any association or engagement which solely relates to Restricted Activities which the Executive had not been involved in to a material extent in the course of the Employment at any time during the period of 12 months ending on the Termination Date, or (b) the Executive’s employment by a unit of a Competing Enterprise which unit is not itself engaged in hotel ownership, hotel management, hotel franchising, hotel running, hotel leasing, hotel joint-venturing or hotel booking (as defined above), so long as the Executive’s duties and responsibilities with respect to such employment are limited to the business of such unit, or (c) the Executive’s employment by an entity which includes a Competing Enterprise where such Competing Enterprise produces revenues that account for less than 5% of the gross revenues of the entity and performing services for such Competing Enterprise is not a material part of the Executive’s responsibilities; and

(ii)

either on his own behalf or for or with any other person, whether directly or indirectly, solicit or induce or attempt to solicit or induce any Key Person to leave the employ of the Company or any other Group Company whether or not such person would commit any breach of his contract of employment by leaving the service of the Company or any other Group Company; and

(iii)

either on his own behalf or for or with any other person, whether directly or indirectly, interfere with or try to terminate or reduce the level of supplies (whether of products and/or services) by a supplier to the Company or any other Group Company within the Prohibited Area provided the Executive was concerned or involved to a material extent with the supply of products or services by that supplier to the Company or a Group Company in the course of the Employment at any time during the 12 months period ending on the Termination Date.

1.3

The Executive agrees that each of the paragraphs contained in sub-clause 1.2 of this Schedule 1 constitute an entirely separate and independent covenant on the Executive’s part and the validity of one paragraph shall not be affected by the validity or unenforceability of another.

1.4

The Executive agrees that the Executive will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby the Executive will accept restrictions and provisions corresponding to the restrictions and provisions contained in sub-clauses 1.2 of this Schedule 1 (or such of them as may be reasonable and appropriate in the circumstances) in relation to such activities and such areas and for such a period as such company may reasonably require for the protection of its legitimate interests but provided that the duration of such restrictions and provisions are no greater than the Relevant Period.

1.5

The Executive agrees that having regard to the facts and matters set out above the restrictive covenants contained in this Schedule 1 are necessary for the protection of the business and confidential information of the Company and other Group Companies.

1.6

The Executive and the Company agree that while the restrictions imposed in this Schedule 1 are considered necessary for the protection of the Company and other Group Companies it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or any Group Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

1.7	Any termination of the Employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Schedule 1.

1.8

The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Schedule 1 are reasonable in both duration and geographic scope and in all other respects.

1.9

The parties agree that this Agreement would not have been entered into and the benefits described in the Agreement would not have been promised in the absence of the Executive’s promises under this Schedule 1.